Exhibit 10(b)

THE NEWHALL LAND AND FARMING COMPANY
RETIREMENT PLAN
(Restatement Effective January 1, 1989)
AMENDMENT NO. 6

        The Newhall Land and Farming Company Retirement Plan (the "Plan") as restated in its entirety effective January 1, 1989, and subsequently amended, is hereby further amended effective as of January 1, 2002 unless a different date is specifically provided, as follows:

1.
Section 1.10(b) is amended to incorporate the increase in the amount of Compensation that may be taken into account in calculating a Participant's accrued benefit as authorized by the Economic Growth and Tax Relief Reconciliation Act of 2001 ("EGTRRA").

          (b)  In addition to other applicable limitations set forth in the Plan, and notwithstanding any other provision of the Plan to the contrary, effective for Plan Years beginning on and after January 1, 2002, the annual Compensation of an Employee taken into account under the Plan shall not exceed $200,000 adjusted for increases in the cost-of-living as provided under Code Section 401(a)(17)(B). With respect to an Employee who performs an Hour of Service after December 31, 2001, for purposes determining such Employee's benefit accruing in Plan Years beginning prior to 2002, the annual Compensation limit shall be $200,000.

2.
Section 1.45 defining "Remuneration" is amended, effective as of January 1, 2001 by striking the second to last paragraph and inserting the following:

  Remuneration shall include any employer contribution under a cash or deferred arrangement to the extent not included in gross income under Code Section 402(g)(3) and any amount which the Employee would have received in cash but for an election under a cafeteria plan (within the meaning of Code Section 125). Effective January 1, 2001, Remuneration also shall include any elective salary reductions not includible in gross income as a qualified transportation fringe under Code Section 132(f)(4).

3.
Section 8.03(a) is amended in its entirety to incorporate the higher dollar limit on a Participant's annual benefit as authorized by EGTRRA.

          (a)  The Maximum Permissible Amount shall be the lesser of the defined benefit dollar limitation of Code Section 415(b)(1)(A) or the Remuneration limitation which is 100% of the Participant's highest average Remuneration, as defined in Code Section 415(b)(3), as adjusted automatically pursuant to Regulations to reflect cost of living increases consistent with Code Section 415(d).

4.
Section 8.03(d) is amended by inserting the following sentence at the beginning to eliminate the adjustment to the defined benefit dollar limitation for annual benefits that commence between age 62 and social security retirement age.

  The following provisions shall not apply in Plan Years beginning after December 31, 2001, and the maximum permissible amount will not be adjusted unless benefits begin prior to the Participant's attainment of age 62 as described in Section 8.03(e). For Plan Years beginning prior to January 1, 2002, the following provisions will apply:

5.
Section 14.11(a) is amended in its entirety to reflect the revised definition of Eligible Rollover Distribution consistent with changes made to the statutory definition by EGTRRA.

          (a)  An Eligible Rollover Distribution is any distribution of all or any portion of the balance to the credit of the Distributee, except that an Eligible Rollover Distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee's designated Beneficiary, or for a specified period of 10 years or more; any distribution to the extent that distribution is required under Section 401(a)(9) of the Code; the portion of any distribution that is not includable in gross income; and any hardship distribution to the extent described in Code Section 401(k)(2)(B)(i)(IV) or, effective January 1, 2002, any part of a hardship distribution.

6.
Section 14.11(b) is amended in its entirety to reflect the revised definition of Eligible Retirement Plan consistent with changes made to the statutory definition by EGTRRA.

          (b)  An Eligible Retirement Plan is an individual retirement account described in Code Section 408(a), an individual retirement annuity described in Code Section 408(b), an annuity plan described in Code Section 403(a), or a qualified trust described in Code Section 401(a), that accepts the Distributee's Eligible Rollover Distribution. With respect to distributions prior to January 1, 2002, in the case of an Eligible Rollover Distribution to the surviving spouse, an Eligible Retirement Plan is an individual retirement account or individual retirement annuity. Effective January 1, 2002, Eligible Retirement Plan also shall include an annuity contract described in Code Section 403(b) and an eligible plan under Code Section 457(b) that is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state of political subdivision of a state, provided the plan agrees to separately account for amounts transferred into such plan from the Plan.

7.
Section 15.01(b) is amended to incorporate changes to the top-heavy rules authorized by EGTRRA.

          (b)  Effective January 1, 2002, Key Employee with respect to a particular Participating Company for a particular Plan Year, shall mean any Participant or former Participant (or the Beneficiary of a deceased Participant) who at any time during the Plan Year containing the determination date was either:

            (1)  an officer of such Participating Company or any of its Related Companies having annual Remuneration greater than $130,000 (as adjusted under Code §416(i));

            (2)  a five percent owner of the Participating Company or any of its Related Companies; or

            (3)  a one percent owner of the Participating Company or any of its Related Companies having annual Remuneration of more than $150,000 within the meaning of Code §415(c)(3). The determination of who is a key employee will be made consistent with Code §416(i) and related regulations.

    For Plan Years beginning before 2002, the following definition applies:

8.
The last sentence of Section 15.01(c)(2) is amended to incorporate changes to the top-heavy rules authorized by EGTRRA.

  Account balances and accrued benefits so determined shall be adjusted for the amount of any contributions: (i) made after the date of such valuation but on or before the Determination Date; or (ii) due but unpaid as of the Determination Date, and, except as otherwise provided in paragraphs (3) or (4) below, shall include any amount distributed during the 5-year period (1-year period effective January 1, 2002) ending on the Determination Date.

9.
Section 15.01(c)(5) is amended in its entirety to incorporate changes to the top-heavy rules authorized by EGTRRA.

          (5)  No accrued benefit or account balance for any Participant shall be taken into account with respect to: (i) a Participant who is not a Key Employee with respect to the Plan Year in question, but who was a Key Employee with respect to a prior Plan Year; or (ii) for Plan Years commencing after December 31, 1984, an Employee who has not performed services for the Participating Company or any of its Related Companies within the five (5)-year period (one-year period effective January 1, 2002) ending with the Determination Date.

10.
Section 15.03(b) is amended by adding a sentence at the end to incorporate changes to the top-heavy rules authorized by EGTRRA.

  Effective January 1, 2002, years of Cumulative Vesting Service shall not include a particular year of service if the Plan benefits no Key Employee or former Key Employee in that year.

11.
Section 15.05 is eliminated for Plan Years beginning after 1986 to reflect the elimination of the former compensation limitation under the top-heavy rules.

12.
Section 15.06 is repealed for Plan Years beginning after 1999 consistent with the repeal of the combined plan limit under the Small Business Job Protection Act of 1996.

        IN WITNESS WHEREOF, Newhall Management Corporation, managing general partner of Newhall Management Limited Partnership, managing general partner of The Newhall Land and Farming Company (a California Limited Partnership) has caused this Amendment No. 6 to be executed on behalf of such partnership by its duly authorized officer as of this 15th day of February, 2002.

THE NEWHALL LAND AND FARMING COMPANY (A CALIFORNIA LIMITED PARTNERSHIP)

By:	NEWHALL MANAGEMENT LIMITED PARTNERSHIP, MANAGING GENERAL PARTNER

By:	NEWHALL MANAGEMENT CORPORATION, MANAGING GENERAL PARTNER

By:	/s/ DAVID E. PETERSON
Title:	Assistant Secretary